Exhibit 99.1

News Release

Contact:	Garland W. Koch
Chief Financial Officer
United PanAm Financial Corp.
949.224.1244
e-mail: gkoch@upfc.com

FOR IMMEDIATE RELEASE

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL CORP.

ANNOUNCES $200 MILLION AUTO FINANCE WAREHOUSE FACILITY

Newport Beach, Calif., September 24, 2004

United PanAm Financial Corp., a California corporation (the “Company” or “UPFC”) (NASDAQ: UPFC), announced today that it closed a $200 million auto finance warehouse facility (the “Facility”) structured by Deutsche Bank Securities Inc. (“DBSI”) and funded via a commercial paper issuing special purpose entity administered by Deutsche Bank AG, (“DBAG”) New York Branch. Subject to the approval of DBAG, the Company may increase the size of the Facility to $250 million. The Company intends to use the facility to fund its ongoing operations.

Entering into the Facility is a key element in executing the Company’s strategic plan to shift the funding source of its business to the securitization markets and away from insured deposits, and, ultimately, to exit the Bank’s federal thrift charter.

As part of this shift in funding sources, the Company announced earlier this week the closing of a $420 million offering of automobile receivable backed securities, the Company’s first securitization of automobile receivables. In addition, in connection with the plan to ultimately exit the Bank’s federal thrift charter, the Bank has entered into definitive agreements to sell all of its branches and deposits and is in the process of exiting the insurance premium finance business.

The Company, which is a specialty finance company, originates and acquires for investment retail automobile installment sales contracts. The Company conducts its automobile finance business is through United Auto Credit Corporation, which purchases and holds for investment nonprime automobile installment sales contracts, or automobile contracts, originated by independent and franchised dealers of used automobiles. United Auto Credit Corporation has 78 branch offices in 26 states.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.